Exhibit 10.20

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Employment Agreement”) dated as of February 14, 2003 (“Effective Date”), between UNIVERSAL HOSPITAL SERVICES, INC., a Delaware corporation (the “Company”), and Joseph P. Schiesl (the “Executive”).

The Company wishes to employ the Executive, and the Executive wishes to accept employment with the Company, on the terms and conditions set forth in this Agreement.

Accordingly, the Company and the Executive agree as follows:

Position; Duties. The Company agrees to employ the Executive, and the Executive agrees to serve and accept employment, for the Term (as defined below) as Senior Vice President, Outsourcing Services of the Company, subject to the direction and control of the Chief Executive Officer and the Board of Directors of the Company (the “Board”), and, in connection therewith, to reside in the Minneapolis, Minnesota area, to oversee and direct the operations of the outsourcing services of the Company and to perform such other duties as the Chief Executive Officer and Board may from time to time reasonably direct. The Executive’s place of employment will be in the Minneapolis, Minnesota area. During the Term, the Executive agrees to devote substantially all of his time, energy, experience and talents during regular business hours, and as otherwise reasonably necessary, to such employment, to devote his best efforts to advance the interests of the Company and not to engage in any other business activities of a material nature, as an employee, director, consultant or in any other capacity, whether or not the Executive receives any compensation therefor, without the prior written consent of the Board; provided, however, that Executive shall be permitted to serve as a member of the Board of Directors of the companies listed on Annex 1; provided, further, that the Executive shall be entitled to engage in such other business activities as do not unreasonably conflict with the Executive’s duties and responsibilities to the Company pursuant to this Employment Agreement upon notice to and consent by the Company, which consent will not be unreasonably withheld. The Executive will not be given duties inconsistent with his executive position.

Term of Employment Agreement.

The term of the Executive’s employment hereunder will begin as of the Effective Date and end as of the close of business on the Date of Termination (as defined in Section 4(h)) (the “Term”).

Compensation and Benefits.

Base Salary. The Executive’s base salary will be an annual rate of $230,000, payable in equal bi-weekly installments. The Board will review the Executive’s base salary annually and make adjustments as it deems appropriate. Necessary withholding taxes, FICA contributions and the like will be deducted from the Executive’s base salary.

Bonus. In addition to the Executive’s base salary, the Executive will be entitled to receive a bonus under the Company’s Executive Bonus Plan based on the Company’s achievement of the annual EBITDA target established by the Board for each fiscal year (each an “EBITDA Target”), on the same basis as other executives of the Company, as such plan has been described to the Executive and may be amended from time to time by the Board. The EBITDA Target for any fiscal year will be subject to adjustment by the Board, in good faith, to reflect any acquisitions, dispositions and material changes to capital spending.

Options. As of the Effective Date, the Company will grant to the Executive options to purchase a total of 180,000 shares of the Company’s common stock, $.01 par value (the “Common Stock”), at an exercise price of $13.64 per share, which options shall be granted under the Company’s 1998 Stock Option Plan (the “Plan”). A copy of the Plan has been provided to the Executive. Such options will vest in accordance with, and will have such other terms as provided in, the Stock Option Agreement attached hereto as Exhibit A.

Other. The Executive will be entitled to such health, life, disability, pension, sick leave and other benefits as are generally made available by the Company to its executive employees. The Executive will also accrue five weeks paid vacation during each year during the Term, in accordance with and subject to the Company’s vacation policy.

Stock Purchase. The Executive shall be entitled to purchase up to 34,000 shares of the Company’s common stock at a purchase price of $13.64 per share, subject to the terms of the offering memorandum attached as Exhibit B and the stock subscription agreement attached as Exhibit C.

Termination.

Death. This Employment Agreement will automatically terminate upon the Executive’s death. In the event of such termination, the Company will pay to the Executive’s legal representatives the Executive’s base salary in monthly installments and continue to provide the benefits provided hereunder, in each case for twelve months following such termination.

Disability. If during the Term the Executive becomes physically or mentally disabled whether totally or partially, either permanently or so that the Executive is unable substantially and competently to perform his duties hereunder for a period of 90 consecutive days or for 90 days during any six-month period during the Term (a “Disability”), the Company may terminate the Executive’s employment hereunder by written notice to the Executive. In the event of such termination, the Company will pay to the Executive his base salary in monthly installments and continue to provide the benefits provided hereunder, in each case for twelve months following such termination.

Cause. The Executive’s employment hereunder may be terminated at any time by the Company for Cause (as defined herein) by written notice to the Executive. In the event of such termination, all of the Executive’s rights to payments (other than payment for services already rendered) and any other benefits otherwise due hereunder will cease immediately. The Company will have “Cause” for termination of the Executive’s employment hereunder if any of the following has occurred:

the commission by the Executive of a felony for which he is convicted; or

the material breach by the Executive of his agreements or obligations under this Agreement, if such breach is described in a written notice to the Executive referring to this Section 4(c)(ii), and such breach is not capable of being cured or has not been cured within thirty (30) days after receipt of such notice.

Without Cause. The Executive’s employment hereunder may be terminated at any time by the Company without Cause by written notice to the Executive. In the event of such termination, the Company shall (i) continue to pay the Executive the Executive’s base salary and provide the Executive continued group health plan benefits at the active employee rate and in accordance with the Executive’s group health plan elections on the date of termination through the date that is twelve months following the Date of Termination and (ii) pay to Executive within 10 days following the Date of Termination, a lump sum payment equal to the amount of Executive’s bonus that would have been payable to the Executive for the fiscal year in which the Date of Termination occurs had the Company achieved 100% of the then applicable EBITDA Target for such fiscal year.

Resignation Without Good Reason. The Executive may terminate the Executive’s employment hereunder upon sixty days’ prior written notice to the Company, without Good Reason (as defined herein). In the event of such termination, all of the Executive’s rights to payment (other than payment for services already rendered) and any other benefits otherwise due hereunder will cease upon the date of such termination.

Resignation For Good Reason. The Executive may terminate the Executive’s employment hereunder at any time upon thirty days’ written notice to the Company, for Good Reason. In the event of such termination, the Company shall (i) continue to pay the Executive the Executive’s base salary and provide the Executive the benefits provided in Section 3(d) hereunder through the date that is twelve months following the Date of Termination and (ii) pay to Executive within 10 days following the Date of Termination, a lump sum payment equal to the amount of Executive’s bonus that would have been payable to the Executive for the fiscal year in which the Date of Termination occurs had the Company achieved 100% of the then applicable EBITDA Target for such fiscal year.

The Executive will have “Good Reason” for termination of the Executive’s employment hereunder if, other than for Cause, any of the following has occurred:

the Executive’s base salary or the bonus (as a percentage of base salary) to which the Executive may be entitled as the result of the Company reaching the then applicable EBITDA Target under the Executive Bonus Plan has been reduced other than in connection with an across-the-board reduction (of approximately the same percentage) in executive compensation to executive employees imposed by the Board in response to negative financial results or other adverse circumstances affecting the Company;

the Board establishes an unachievable and commercially unreasonable EBITDA Target that the Company must achieve in order for the Executive to receive a bonus under Section 3(b) of this Employment Agreement;

the Company has reduced or reassigned a material portion of the Executive’s duties hereunder, has required the Executive to relocate outside the greater Minneapolis, Minnesota area or has relocated the corporate headquarters of the Company outside the greater Minneapolis, Minnesota area or has removed or relocated outside the greater Minneapolis area, a material number of employees or senior management of the Company; or

the Company has breached this Employment Agreement in any material respect.

Change of Control. If the Executive is terminated without Cause or resigns for Good Reason at any time within six months prior to, or twenty-four months following, a Change of Control, or the Executive terminates employment for any reason during the thirty (30) day period following the six month anniversary of the Change of Control, and notwithstanding Sections 4(d) and 4(f), and in lieu of amounts provided under Sections 4(d) and 4(f), the Company shall (i) continue to pay the Executive the Executive’s base salary and provide the Executive the benefits provided in Section 3(d) hereunder through the date that is twelve months following the Date of Termination and (ii) pay to Executive within 10 days following the Date of Termination, a lump sum payment equal to the amount of Executive’s bonus that would have been payable to the Executive for the fiscal year in which the Date of Termination occurs had the Company achieved 100% of the then applicable EBITDA Target for such fiscal year. Notwithstanding any provision of this Employment Agreement to the contrary, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control of the Company or termination of Executive’s employment constitutes a “parachute payment,” within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) which would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall pay the Executive in cash an additional amount (the “Gross-Up Payment”) such that, after payment by Executive of all taxes, including but not limited to income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the parachute payments. For purposes of this Section 4(g), “Change of Control” shall mean when any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934), other than the Company, J.W. Childs Equity Partners, L.P. or any of its affiliates, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, or any corporation owned, directly or indirectly, by the stockholders of the Company, in substantially the same proportions as their ownership of stock of the Company, acquires, in a single transaction or a series of transactions (i) “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities representing more than 50% of the combined voting power of the Company (or, prior to a public offering, more than 50% of the Company’s outstanding shares of Common Stock), or (ii) substantially all of the assets of the Company. For purposes of this Section 4(g), “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if, at the time of a Change of Control, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

Date and Effect of Termination. The date of termination of the Executive’s employment hereunder, pursuant to this Section 4, will be, (i) in the case of Section 4(a), the date of the Executive’s death, (ii) in the case of Sections 4(b), (c) or (d), the date specified as the last day of employment in the Company’s notice to the Executive of such termination, (iii) in the case of Section 4(e), or 4(f), the date specified in the Executive’s notice to the Company of such termination (in each case, the “Date of Termination”), or (iv) in the case of Section 4(g), the date specified in the Executive’s notice to the Company for resignation for Good Reason or the Company’s notice to the Executive for termination without Cause. Upon any termination of the Executive’s employment hereunder pursuant to this Section 4, the Executive will not be entitled to any further payments or benefits of any nature pursuant to this Employment Agreement, or as a result of such termination, except as specifically provided for in this Employment Agreement or the Stockholders’ Agreement between the Company and the equity security holders of the Company (the “Stockholders’ Agreement”), in any stock option plans adopted by the Company in accordance with Section 3(b) hereof, or as may be required by law.

Terminations Not a Breach. The termination of the Executive’s employment pursuant to this Section 4 shall not constitute a breach of this Employment Agreement by the party responsible for the termination, and the rights and responsibilities of the parties under this Employment Agreement as a result of such termination shall be as described in this Section 4.

Acknowledgment. The Executive agrees and acknowledges that in the course of rendering services to the Company and its clients and customers, the Executive will have access to and become acquainted with confidential information about the professional, business and financial affairs of the Company and its affiliates. The Executive acknowledges that the Company is engaged and will be engaged in a highly competitive business, and the success of the Company in the marketplace depends upon its good will and reputation for quality and dependability. The Executive recognizes that in order to guard the legitimate interests of the Company and its affiliates, it is necessary for the Company to protect all confidential information. The existence of any claim or cause of action by the Executive against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of Section 6. The Executive further agrees that the Executive’s obligations under Section 6 shall be absolute and unconditional.

Confidentiality. The Executive agrees that during and at all times after the Term, the Executive will keep secret all confidential matters and materials of the Company (including its subsidiaries and affiliates), including, without limitation, know-how, trade secrets, real estate plans and practices, individual office results, customer lists, pricing policies, operational methods, any information relating to the Company (including any of its subsidiaries and affiliates) products, processes, customers and services and other business and financial affairs of the Company (collectively, the “Confidential Information”), to which the Executive had or may have access and will not disclose such Confidential Information to any person other than the Company, their respective authorized employees and such other people to whom the Executive has been instructed to make disclosure by the Board, in each case only to the extent required in connection with court process. “Confidential Information” will not include any information which is in the public domain during or after the Term, provided such information is not in the public domain as a consequence of disclosure by the Executive in violation of this Employment Agreement.

Modification. The Executive agrees and acknowledges that the perpetual duration and scope of the covenants described in Section 6 are fair, reasonable and necessary in order to protect the good will and other legitimate interests of the Company and its subsidiaries, that adequate consideration has been received by the Executive for such obligations, and that these obligations do not prevent the Executive from earning a livelihood. If, however, for any reason any court of competent jurisdiction determines that any restriction contained in Section 6 is not reasonable, that consideration is inadequate or that the Executive has been prevented unlawfully from earning a livelihood, such restriction will be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in Section 6 as will render such restrictions valid and enforceable.

Equitable Relief. The Executive acknowledges that the Company will suffer irreparable harm as a result of a breach of this Employment Agreement by the Executive for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened breach by the Executive of any provision of this Employment Agreement, the Company will, in addition to any other remedies permitted by law, be entitled to obtain remedies in equity, including without limitation specific performance, injunctive relief, a temporary restraining order and/or a permanent injunction in any court of competent jurisdiction, to prevent or otherwise restrain any such breach without the necessity of proving damages, posting a bond or other security, and to recover any and all costs and expenses, including reasonable counsel fees, incurred in enforcing this Employment Agreement against the Executive, and the Executive hereby consents to the entry of such relief against the Executive and agrees not to contest such entry. Such relief will be in addition to and not in substitution of any other remedies available to the Company. The existence of any claim or cause of action by the Executive against the Company or any of its subsidiaries, whether predicated on this Employment Agreement or otherwise, will not constitute a defense to the enforcement by the Company of this Employment Agreement. The Executive agrees not to defend on the basis that there is an adequate remedy at law.

Life Insurance. The Company may, at its discretion and at any time after the execution of this Employment Agreement, apply for and procure, as owner and for its own benefit, and at its own expense, insurance on the Executive’s life, in such amount and in such form or forms as the Company may determine. The Executive will have no right or interest whatsoever in such policy or policies, but the Executive agrees that the Executive will, at the request of the Company, submit himself to such medical examinations, supply such information and execute and deliver such documents as may be required by the insurance company or companies to which the Company or any such subsidiary has applied for such insurance.

Successors; Assigns; Amendment; Notice. This Employment Agreement will be binding upon and will inure to the benefit of the Company and will not be assigned by the Company without the Executive’s prior written consent. This Employment Agreement will be binding upon the Executive and will inure to the benefit of the Executive’s heirs, executors, administrators and legal representatives, but will not be assignable by the Executive. This Employment Agreement may be amended or altered only by the written agreement of the Company and the Executive. All notices or other communications permitted or required under this Employment Agreement will be in writing and will be deemed to have been duly given if delivered by hand, by facsimile transmission to the Company (if confirmed) or mailed (certified or registered mail, postage prepaid, return receipt requested) to the Executive or the Company at the last known address of the party, or such other address as will be furnished in writing by like notice by the Executive or the Company to the other.

Entire Agreement. This Employment Agreement, together with the agreements specifically referred to herein, embodies the entire agreement and understanding between the Executive and the Company with respect to the subject matter hereof and supersedes all such prior agreements and understandings.

Severability. If any term, provision, covenant or restriction of this Employment Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Employment Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

Governing Law. This Employment Agreement will be governed by and construed and enforced in accordance with the laws of the state of Minnesota applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws thereof.

Counterparts. This Employment Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument, and all signatures need not appear on any one counterpart.

Headings. All headings in this Employment Agreement are for purposes of reference only and will not be construed to limit or affect the substance of this Employment Agreement.

UNIVERSAL HOSPITAL SERVICES, INC.

By:

Name:

Title:

/s/ Joseph P. Schiesl Joseph P. Schiesl